Exhibit 10.1

FIRST AMENDMENT TO THE

CATALENT PHARMA SOLUTIONS, LLC

DEFERRED COMPENSATION PLAN

FIRST AMENDMENT dated as of December 29, 2008 (this “Amendment”) to the CATALENT PHARMA SOLUTIONS, LLC DEFERRED COMPENSATION PLAN effective April 10, 2007 (the “Plan”).

WHEREAS, in order to bring the Plan into compliance with Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and related guidance promulgated thereunder Catalent Pharma Solutions, Inc. desires to amend the Plan, effective January 1, 2009, as set forth below.

1. Defined Terms. Capitalized terms used herein but not defined shall have the meanings assigned to them in the Plan.

2. Amendment to Section 1.1(e) of the Plan. The following sentence shall be added to the end of Section 1.1(e) of the Plan to read as follows:

“Notwithstanding anything in this Section 1.1(e) to the contrary, no event listed in (i) or (ii) above shall constitute a Change of Control hereunder unless such event would also constitute a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation, in each case, within the meaning of Section 409A of the Code.”

3. Amendment to Section 1.1(h) of the Plan. The term “Company” shall hereinafter be defined as Catalent Pharma Solutions, Inc.

4. Amendment to Section 1.1(y) of the Plan. The term “Qualified Plan” shall hereinafter be defined as the Catalent Pharma Solutions, LLC 401(k) Plan, as amended from time to time.

5. Amendment to Section 5.1 of the Plan. Section 5.1 of the Plan is hereby amended in its entirety to read as follows:

“Subject to Section 5.3, in the event that a Participant has a “separation from service” (within the meaning of Section 409A of the Code) for any reason, such Participant will begin to receive the amounts credited to his or her Account on the 15th day of the month immediately following the month during which the six (6) month anniversary of such Participant’s separation from service occurs (such 15th day of the month, the “Payment Date”). If payment is to be made in a lump sum pursuant to Section 5.2, it shall occur on the Payment Date. If payment is to be made in annual installments pursuant to Section 5.2, such payments shall commence on the Payment Date with subsequent annual installments occurring on each anniversary of the Payment Date until the Participant’s Account is distributed in full.”

6. Amendment to heading of Section 5.2 of the Plan. The heading of Section 5.2 of the Plan is hereby amended in its entirety to read as follows:

“Distribution upon Separation from Service”

7. Amendment to Section 5.3(b) of the Plan. Section 5.3(b) of the Plan is hereby amended in its entirety to read as follows:

“In the event of the death of a Participant prior to the commencement of the distribution of Benefits under the Plan, such Benefits shall be paid to the Beneficiary or Beneficiaries designated by the Participant no later than the later of (x) December 31 of the year in which the Participant’s death occurs and (y) ninety (90) days following the date of the Participant’s death. Such Benefits shall be paid in the standard Distribution Option unless another Distribution Option was timely elected by the Participant at least twelve (12) months prior to the Participant’s death in a manner complying with the timing of election rules under Section 409A of the Code.”

8. Amendment to Section 5.4 of the Plan. Section 5.4 of the Plan is hereby amended in its entirety to read as follows:

“[Intentionally Omitted.]”

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IN WITNESS WHEREOF, the Company has duly executed this Amendment as of the day and year first above written.

CATALENT PHARMA SOLUTIONS, INC.

By:	/s/ Harry F. Weininger
Name:	Harry F. Weininger
Title:	SVP Human Resources

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